Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into on April 27, 2009 (the “Effective Date”) by and between:
     Hangzhou H3C Technologies Co., Ltd., a company with its legal address at 310 Ljuhe Road, Zhijang Science Park, Hangzhou 310053, P.R. China, the current legal representative being Neal D. Goldman, (“H3C” or the “Company”), which is a subsidiary of 3Com Corporation (“3Com”); and Dr. Shusheng Zheng (the “Employee”).
     In consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Employment.
     The Company hereby agrees to employ the Employee and the Employee hereby accepts employment with the Company, on the terms and conditions set forth herein. For the period starting on the Effective Date and extending through July 6, 2009, the Employee shall have the title of Executive Vice President, 3Com, and Chief Operating Officer, H3C. Starting on July 7, 2009 and continuing thereafter, the Employee shall have the title of Executive Vice President, 3Com, and Chief Executive Officer, H3C. The Employee will work primarily out of the Company’s Hangzhou facility. At the Company’s discretion and subject to the approval of the 3Com Board of Directors, the Employee may be designated by the Company as a Section 16 officer of 3Com, and thus would be subject to the reporting requirements of Section 16 of the U.S. Securities Exchange Act of 1934 and the regulations relating thereto. The Company reserves the right to change the Employee’s title, responsibilities, reporting relationship, and work location pursuant to the Company’s business needs and in line with the Employee’s professional, technical or physical abilities and work performance.
     The Employee understands and agrees that his position with Company is and will be a position of importance and trust. The Employee further understands and agrees that, in the course of and due to his employment with H3C, he will develop and/or have access to and responsibility for the Company’s and 3Com’s business secrets and proprietary and confidential information.
     During the Employee’s period of employment with the Company, the Employee agrees to devote his full business efforts, time and attention to the business and interests of the Company and the Employee will fulfill his duties to the best of his abilities. The Employee understands and agrees to act in accordance with 3Com’s Code of Ethics and Business Conduct as well as all of the other 3Com and H3C corporate guidance and ethics guidelines, conflict of interest policies, and other policies and practices.
     The Employee hereby warrants that he is not a party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by the Employee’s entering into, or performing services under, this Agreement.
2. Term of Employment.
     The Company hereby agrees to employ the Employee, and the Employee agrees to be employed by the Company, for a period of three (3) years from the Effective Date (the “Employment Term”), unless terminated earlier in accordance with the provisions below.

3. Compensation, Leave and Holidays.
     (a) Base Salary. For the period starting on the Effective Date and extending through July 6, 2009, the Company will pay the Employee a base salary of 2,400,000 RMB annualized. Starting on July 7, 2009 and continuing thereafter, the Company will pay the Employee a base salary of 2,950,000 RMB annualized, to be adjusted by the Compensation Committee from time to time. The Company will pay the base salary periodically in accordance with H3C’s normal payroll practices, subject to the applicable taxes, withholdings and deductions. The Employee’s salary shall be subject to periodic review and adjustment by 3Com.
     (b) Annual Bonus. The Employee will be eligible to participate in 3Com’s discretionary bonus plan (the “3Bonus Plan”), with an annualized bonus opportunity of 1,600,000 for the period starting on the Effective Date and extending though July 6, 2009, and an annualized bonus opportunity of 1,966,667 RMB for the period starting on July 7, 2009 and continuing thereafter. Payments under the 3Bonus Plan are discretionary and are based on various factors, including, but not limited to, H3C and individual performance, and subject to approval by 3Com. The Company may, at its discretion, take into account such other factors as it may consider relevant. Except as provided herein and to the extent as permitted by law, the 3Bonus Plan is and will be subject to amendment or termination at any time at the Company’s discretion.
     (c) Long-Term Incentive Plan. The Employee will be eligible to participate in a long-term incentive plan (“LTI Plan”) to be designed by the Company. The provision of benefits under the LTI Plan will be discretionary and will be based on various factors, including, but not limited to, the Company and individual performance. The Company may, at its discretion, take into account such other factors as it may consider relevant. At the Company’s discretion, benefits under the LTI Plan may be payable in cash or 3Com equity.
     (d) Benefits. The Employee shall be eligible to participate in the H3C benefit programs that the Company establishes, the coverage and benefit levels of which will be substantially similar to those the Company makes available to its senior employees. To the extent as permitted by law, all H3C benefit programs are subject to change, including termination, at the Company’s discretion. As applicable to the benefit plans for which the Employee is eligible, and to the extent permitted under the provisions of those plans, the Employee’s first day of employment with H3C will be used to determine his service period and the level of benefits for which the Employee is eligible.
     (e) Expenses. The Company will reimburse the Employee for reasonable travel, entertainment and other expenses incurred by the Employee in the furtherance of the performance of his duties on behalf of the Company, in accordance with the Company’s business expense reimbursement policy, subject to amendment at the Company’s discretion.
     (f) Leave and Holiday. The Company will provide the Employee with days of rest, leave, and public holidays in accordance with applicable laws, regulations, and Company rules.
     (g) Working Hours. The Employee hereby acknowledges and agrees that because of the special nature of the Employee’s duties, he is subject to the Flexible Working Hours System.

The Employee hereby agrees to provide any assistance necessary for and fully cooperate with the Company in applications for the Employee to work under the Flexible Working Hours System.
     (h) Section 16 Officer Benefits. If designated as a Section 16 officer of 3Com, the Employee will be eligible to participate in benefit programs available to the Company’s Section 16 officers including, without limitation, the Company’s Section 16 Officer Severance Plan (the “Section 16 Plan”). In that event, among other things, the Employee will receive and be invited to execute a Management Retention Agreement (“MRA”) confirming his eligibility for severance benefits in the event of a Change of Control of the Company, as defined under the MRA. Any benefits payable under the Section 16 Plan or the MRA will be offset and reduced by any severance benefits for which the Employee is eligible under this Agreement.
4. Termination of Employment.
     Notwithstanding the three-year term of this Agreement, the Employee’s employment with the Company shall terminate upon the occurrence of any of the following:
     (a) At the election of the Employee with one (1) month’s prior written notice of termination. In such a case, the Employee shall receive no severance pay or benefits, and shall not be eligible for any benefits pursuant to the Equity Appreciation Rights Plan adopted in October 2004 and modified in October 2005 by the H3C Board of Directors (the “EARP”) other than the shares, if any, already vested pursuant to the terms and conditions of the EARP;
     (b) Immediately upon the Employee’s death or any other event provided under applicable law;
     (c) At the election of the Company, if grounds for immediate termination exist pursuant to applicable law. In such a case, the Company may terminate the Employee’s employment immediately without notice, and the Employee shall receive no severance pay or benefits, and shall not be eligible for any benefits pursuant to the EARP other than the shares, if any, already vested pursuant to the terms and conditions of the EARP;
     (d) At the election of the Company, if grounds for termination with notice exist pursuant to applicable law. In such a case, the Company may terminate the Employee’s employment so long as it provides the required written notice of termination or payment in lieu of such notice. The Employee shall only receive the severance pay and benefits required by applicable law, and shall not be eligible for any benefits pursuant to the EARP other than the shares, if any, already vested pursuant to the terms and conditions of the EARP; or
     (e) By mutual consent of the Company and the Employee (“Mutual Termination”), in which case the Company shall pay enhanced severance pay and benefits “Enhanced Severance” pursuant to the provisions of Section 5 below, as well as vesting and payout of any remaining shares distributed pursuant to the EARP, on the same terms and conditions as payable to other participants of the EARP.
     Regardless of the basis for the Employee’s termination, the Employee will be entitled to any (i) unpaid base salary earned through the Employee’s last day of employment; (ii) pay for accrued but unused statutory and discretionary annual leave; and (iii) reimbursement for approved but unreimbursed business expenses.

     The Company may suspend the duties of the Employee if he is subject to an investigation of any disciplinary or legal matter.
     The Company reserves the right to require the Employee to not attend work and/or to not undertake all or any of his duties of employment at any time during the term of employment. During any period where the employee is instructed not to attend work, the Employee shall be deemed to have first taken any outstanding annual leave to which he may be entitled.
5. Enhanced Severance.
     If the Company terminates the Employee’s employment through Mutual Termination, then the Employee shall be entitled to receive Enhanced Severance equal to one (1) month of the Employee’s base salary (not including incentive or other compensation) for each year of service with the Company, pro-rated for any period of service less than one (1) year; provided that the Employee signs and does not revoke an agreement (the “Release Agreement”) which will include, without limitation: (i) a release of claims against the Company, its affiliates and representatives, and (ii) a non-disparagement provision. The form and language of the Release Agreement shall be determined by the Company in its sole discretion. The severance payment will be paid in a lump sum in accordance with the Company’s normal payroll policies and subject to applicable taxes and withholdings after the effective date of the Release Agreement. Any severance benefits the Employee is entitled to under this Section 5 shall be offset and reduced by any severance benefits that the Employee is entitled to under applicable statutory law.
6. Restrictive Covenant Agreement.
     In his work for the Company, the Employee will be given access to and/or will create confidential and proprietary information of the Company and 3Com. The use of such information outside the scope of the Company’s reasonable business needs or the disclosure of such information to persons, including other Company and 3Com employees, without a valid business reason and appropriate protective measures could substantially harm the Company and 3Com. Therefore, the Employee understands and agrees that, as a condition of his employment with the Company, he will be required to sign and abide by the terms and conditions of the Company’s standard Restrictive Covenant Agreement governing confidentiality, non-disclosure, inventions, and non-solicitation of employees, customers and vendors.
7. Non-Competition.
     The Employee hereby understands and agrees that he shall be prohibited in The People’s Republic of China, which for the purposes of this Agreement shall include Hong Kong, Macao, and Taiwan, from (i) working for a Competitor (as defined below) and/or, (ii) engaging in business in competition with the business of the Company with any client, customer, account, distributor or vendor for a period of one (1) year following the termination of the Employee’s employment with the Company for any reason (the “Restrictive Period”).
     The Employee understands and agrees that, during the Restrictive Period, he will not (i) serve as an advisor, agent, consultant, director, employee, officer, partner, principal, director, licensor, proprietor or in any other capacity, whether paid or unpaid, of, (ii) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities are publicly traded) or (iii) participate in the organization, financing, operation, management or control of, any Competitor in The People’s Republic of China. For purposes of this Agreement, “Competitor” shall be defined as any business in competition with the Company’s business, including any planned or reasonably foreseeable business, product or service, of the Company, as conducted during the course of the Employee’s employment with the Company, including, without limitation, Huawei Technologies Co., Ltd., ZTE

Corporation, Cisco Systems, Inc., Nortel Networks, Inc., Juniper Networks, Inc., and their respective subsidiaries and affiliates.
     In consideration for the Employee’s promises and obligations under this Section 7, the Company will pay to the Employee an amount (“Non-Compete Compensation”) equal to one (1) year of the Employee’s base salary (not including incentive or other compensation) in effect as of the Employee’s last day of employment with the Company. Payment of the amount referenced above shall be made by 12 equal installments in accordance with the Company’s normal payroll practices, subject to the applicable taxes and withholdings, over the one (1) year Restrictive Period.
     The Employee understands and agrees the obligations not to compete contained in this Section 7 may be necessary to protect the Company’s and 3Com’s confidential and proprietary information and to preserve the Company’s and 3Com’s value and goodwill. The Employee further acknowledges that the time, geographic and scope limitations of the obligations under this Section 7 are reasonable, especially in light of the Company’s and 3Com’s desire to protect its confidential and proprietary information, and that the Employee will not be precluded from gainful employment if he is required not to compete with the Company as described above. If the scope of any restriction contained in this provision is found by any court of competent jurisdiction to be too long or broad, it shall be interpreted to the maximum extent enforceable.
     The Employee agrees that the Non-Compete Compensation set out under this Section 7 is fair and reasonable compensation for the Employee’s restriction during the Restrictive Period. The Employee will not seek or demand any other compensation. Should there be any change in the applicable laws or regulations such that the Non-Compete Compensation would no longer be sufficient to render the non-compete restriction enforceable under PRC law, the Company shall have the right to pay to the Employee the amount necessary to make up for any insufficiency in the Non-Compete Compensation and render the Employee’s non-compete obligation enforceable.
     The Employee further understands and agrees that if he breaches any of the preceding provisions of this Section 7, the Restrictive Period shall be tolled and shall be extended by the period of time during which the Employee remains in breach, in addition to any other rights and powers of the Company under this Agreement. In addition, in the event that the Employee is found to be in breach of any of the requirements of this Section 7, the Company will not be required to pay the Non-Compete Compensation and will be entitled to liquidated damages, in addition to any other rights or remedies permitted by law, in the amount of nine months of the Employee’s annual total compensation measured in the nine months preceding his separation from the Company, plus the amount the Company paid through the date of the breach in accordance with the first paragraph of this Section 7.
8. Non-Hire/Solicit
     The Employee hereby understands and agrees that he shall be prohibited from soliciting to hire or hiring, directly or indirectly, any employee of the Company during the Restrictive period.
9. Severability.
     If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

10. Integration.
     This Agreement, together with the Restrictive Covenant Agreement, constitutes the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, without limitation, any prior offer letters issued to the Employee by the Company. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement.
11. Survival.
     The Restrictive Covenant Agreement and the Company’s and Employee’s responsibilities under Sections 5, 7, and 8, respectively, will survive the termination of this Agreement and the Employee’s employment with the Company.
12. Acknowledgment.
     The Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from legal counsel, has had sufficient time to read, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
13. Counterparts.
     This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
14. Governing Law.
     This Agreement shall be governed by the laws and regulations at the location of the employee’s service to the Company in the PRC. Any dispute arising from or in connection with this Agreement shall be resolved or adjudicated in accordance with the labor dispute resolution mechanism prescribed by relevant PRC law.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

Hangzhou H3C Technologies Co., Ltd.	DR. SHUSHENG ZHENG

/s/ Neal D. Goldman	/s/ Dr. Shusheng Zheng

Neal D. Goldman
H3C, Chairman of the Board
3Com Corporation, Chief Administrative
And Legal Officer and Secretary

7/20/09

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